Exhibit 10.15
FIRST AMENDMENT TO THE
JACOBS EXECUTIVE DEFERRAL PLAN

(January 1, 2023 Plan Document)

WHEREAS, Jacobs Engineering Group Inc. (the "Company") maintains the Jacobs Executive Deferral Plan (the “Plan”) for the benefit of eligible employees of the Company and its participating affiliates;

WHEREAS, the Company retains the authority to amend the Plan from time to time pursuant to Article 10 thereof;

WHEREAS, amendment authority for the Plan is granted to the CFO of the Company’s parent, Jacobs Solutions Inc., and to the Chief Human Resources Officer of the Company, each acting individually, which amendment authority has been further delegated to the undersigned pursuant to written resolution; and

WHEREAS, the Company wishes to amend the Plan to update certain provisions relating to payment of benefits to a beneficiary following a participant’s death.

NOW THEREFORE, effective January 1, 2024, the Plan is amended as provided in the attachment hereto.

Date: December 29, 2023                Jacobs Engineering Group Inc.

By:

/s/ Douglas Jones__________________
Douglas Jones
Senior Vice President, Human Resources –Total Rewards
Jacobs Engineering Group Inc.

Exhibit 10.15
FIRST AMENDMENT TO THE
JACOBS EXECUTIVE DEFERRAL PLAN

(January 1, 2023 Plan Document)

The changes in this amendment are effective as of January 1, 2024.

1.    The first paragraph of the Introduction is amended by replacing the final sentence thereof with the following:

Notwithstanding the two preceding sentences and for the avoidance of doubt, the administrative and legal provisions of the Plan including, without limitation, Articles 8 and 10-15, apply to the prior Jacobs Executive Deferral Plans (adopted beginning in 1991) and other provisions of this Plan document apply retroactively to the extent the context so requires (including, without limitation, amended Sections 5.3 and 6.3), except to the extent such provisions would cause an amount grandfathered under Code section 409A to lose such grandfathered status or an amount subject to Code section 409A to result in a “plan failure” within the meaning of Code section 409A(a)(1).

2.    Section 5.3 (“Death Prior to Completion of Retirement Benefit”) is amended to read in its entirety as follows:

5.3    Death Prior to Completion of Retirement Benefit. The following rules apply with respect to a Participant’s death after commencing, but prior to complete payout of, the Participant’s Retirement Benefit:

(a)    Effective with respect to the portion of any Participant’s Account Balance attributable to compensation deferred beginning January 1, 2018, the Participant's unpaid Retirement Benefit payments (i.e., the Participant’s then-remaining vested Account Balance, subject to the Deduction Limitation) shall be paid to the Participant's Beneficiary in a single lump sum as soon as practicable after the Participant’s death.

(b)    Effective January 1, 2024, with respect to Participants with deferral elections in effect for 2024 or subsequent years, the Participant's entire remaining unpaid Retirement Benefit payments, whether attributable to compensation deferred before or after January 1, 2018, but excluding any amounts considered “grandfathered” under Code section 409A, shall be paid to the Participant's Beneficiary in a single lump sum as soon as practicable after the Participant’s death.

Exhibit 10.15
(c)    To the extent neither subsections (a) nor (b) above apply, a Participant’s remaining Retirement Benefit payments shall be paid in accordance with the terms of the Plan document then in effect. In particular, amounts that are “grandfathered” under Code section 409A may be paid in a lump sum to the extent permitted by the applicable Plan document governing such “grandfathered” amounts.

(d)    Notwithstanding the timing set forth in subsections (a) through (c) above, the Plan may make, or begin, payment following the Participant’s death to the extent that such payment is treated as being paid on the date specified in paragraph (a) or (b) as applicable under applicable Treasury Regulations, which permit payment to be made by December 31 of the first calendar year following the calendar year during which the death occurs.

(e)    Any payment made shall be subject to the Deduction Limitation.

2.     Section 6.2 (“Payment of Pre-Retirement Survivor Benefit”) is hereby amended and clarified to read in its entirety as follows:

6.2    Payment of Pre-Retirement Survivor Benefit. The following rules apply with respect to a Participant’s death while employed by an Employer or otherwise before Retirement:

(a)    Effective with respect to the portion of any Participant’s Account Balance attributable to compensation deferred beginning January 1, 2018, the Participant's Pre-Retirement Survivor Benefit, shall be paid to the Participant's Beneficiary in a single lump sum as soon as practicable after the Participant’s death.

(b)    Effective January 1, 2024, for Participants with deferral elections in effect for 2024 or subsequent years, the Participant's Pre-Retirement Survivor Benefit, excluding any amounts considered “grandfathered” under Code section 409A, shall be paid to the Participant's Beneficiary in a single lump sum as soon as practicable after the Participant’s death, notwithstanding any prior election of an Annual Installment Method by the Participant. Amounts that are “grandfathered” under Code section 409A shall be paid in accordance with the terms of the Plan document then in effect. In particular, such “grandfathered” amounts may be paid in a lump sum to the extent permitted by the applicable Plan document governing such amounts.

Exhibit 10.15
(c)    To the extent neither subsections (a) nor (b) above apply, a Participant’s Pre-Retirement Survivor Benefit shall be paid in accordance with the terms of the Plan document then in effect. Specifically, Participants were required to elect on an Election Form whether the Pre-Retirement Survivor Benefit attributable to the election shall be received by the Participant’s Beneficiary in a lump sum or pursuant to an Annual Installment Method of up to 15 years. The form of payment for the Pre-Retirement Survivor Benefit does not have to match the form of payment for the Retirement Benefit. To the extent permitted by the Committee and on an Election Form, Participant were permitted to choose different forms of payment for Deferral Amounts attributable to different Plan Years (or the applicable deferral period), for different portions of Deferral Amounts (such as Equity Pay), or for Employer Contributions. After the Deferral Election is irrevocable, the Participant may make an election to change an existing payment election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least one (1) year prior to the Participant’s death and does not accelerate the initial payment date. For purposes of such election changes, the right to a series of installment payments shall be treated as the right to a single payment. If a Participant did not make any election with respect to the payment of a Deferral Amount or Employer Contribution (or, in either case, a portion thereof), then such amount shall be paid in a lump sum. The lump sum payment shall be made, or installment payments shall commence, thirty (30) days after the date of the Participant's death.

(d)    Notwithstanding the timing set forth in subsections (a) through (c) above, the Plan may make, or begin, payment following the Participant’s death to the extent that such payment is treated as being paid on the date specified in paragraph (a) through (c) as applicable under applicable Treasury Regulations, which permit payment to be made by December 31 of the first calendar year following the calendar year during which the death occurs.

(e)    Any payment made shall be subject to the Deduction Limitation.

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